Exhibit 4.5

THIS CONVERTIBLE PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: Up to $3,500,000	Dated as of [●], 2026

Subversive Bitcoin Acquisition Corp., a Cayman Islands exempted company and blank check company (the “Maker”), promises to pay to the order of Subversive Bitcoin Sponsor LLC or its registered assigns or successors in interest (the “Payee”), or order, the Principal Amount (as defined below) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note (unless the full principal is converted pursuant to Section 2 below) shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note. For the purposes of this Note, the “Principal Amount” shall equal three million and five hundred thousand ($3,500,000) dollars.

1. Principal. The outstanding Principal Amount (the “Outstanding Balance”) of this Note shall be payable by the Maker to the Payee on the date that is 24 months from the closing of the initial public offering (the “IPO”) conducted by the Maker (or such later date set forth in an amendment to Maker’s amended and restated memorandum and articles of association approved by a special resolution of its shareholders by which it must consummate its initial business combination (as described in its Prospectus (as defined below)) (a “Business Combination”) (such date, the “Maturity Date”). Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Conversion Rights. In the case that the Note remains outstanding when and if a Business Combination is consummated, Payee shall automatically convert all of the Outstanding Balance into private placement units (the “Units”) of the Maker, each consisting of one Class A ordinary share, par value $0.0001 per share in the share capital of the Maker (each, a “Class A Ordinary Share”) and one-half (1/2) of one redeemable warrant, with each whole warrant entitling the Payee to purchase one Class A Ordinary Share at a price of $11.50 per share, upon the consummation of a Business Combination, as described in the Registration Statement on Form S-1 (File No. 333-291488) of the Maker (the “Registration Statement”) and the prospectus that forms a part thereof (the “Prospectus”) filed with the U.S. Securities and Exchange Commission in connection with the IPO.. The number of Units to be received by the Payee in connection with such conversion shall be an amount determined by dividing (x) the total Outstanding Balance payable to such Payee by (y) $10.00. The Units will be identical to the units to be sold by the Maker in connection with the IPO, except as described in the Prospectus.

(a) Fractional Units. No fractional Units will be issued upon conversion of this Note. In lieu of any fractional Units to which Payee would otherwise be entitled, the Maker will pay to Payee in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional Units.

(b) Effect of Conversion. At its expense, the Maker will, as soon as practicable after consummation of a Business Combination, issue and deliver to Payee, a certificate or certificates for the number of Units (or appropriate underlying securities) to which Payee is entitled upon such conversion (bearing such legends as are customary pursuant to applicable state and federal securities laws), including a check payable to Payee for any cash amounts payable as a result of any fractional Units as described herein.

3. Interest. No interest shall accrue on the Outstanding Balance of this Note.

4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid Outstanding Balance of this Note.

5. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by Maker to pay the Outstanding Balance due pursuant to this Note within five (5) business days of the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid Outstanding Balance of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid Outstanding Balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7. Taxes. The Maker will pay all amounts due hereunder free and clear of and without reduction for any taxes, levies, imposts, deductions, withholding or charges imposed or levied by any governmental authority or any political subdivision or taxing authority thereof with respect thereto (“Taxes”). The Maker will pay on behalf of the Payee all such Taxes so imposed or levied and any additional amounts as may be necessary so that the net payment of principal and any interest on this Note received by the Payee after payment of all such Taxes shall be not less than the full amount provided hereunder.

8. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

9. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

10. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

11. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

12. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, or from, the “cash trust account” and the “bitcoin trust account” (as such terms are defined in the Registration Statement) established with the proceeds of the IPO conducted by the Maker (including the deferred underwriters discounts and commissions) and the proceeds of the issuance of this Note occurring concurrently with the closing of the IPO, as described in greater detail in the Registration Statement (the “Trust Accounts Funds”) and, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the cash trust account and the bitcoin trust account for any reason whatsoever. If Maker does not consummate a Business Combination, this Note shall be repaid only from amounts other than Trust Accounts Funds, if any.

14. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

15. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

16. Pre-Payment. With the prior written consent of Jefferies LLC, the representative of the underwriters of the Maker’s IPO, the Outstanding Balance may be prepaid at any time, at the election of the Maker, without premium or penalty.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Subversive Bitcoin Acquisition Corp.

By:
	Name:	Michael Auerbach
	Title:	Chief Executive Officer and Charmain of the Board of Directors

4